                                                                     EXHIBIT 4.2

                    FIRST MODIFICATION OF SECOND AMENDED AND
                           RESTATED CREDIT AGREEMENT


          THIS MODIFICATION is made and entered into as of the 8th day of July, 1996 (the "Effective Date"), among ROPER INDUSTRIES, INC., a Delaware
           --------------
corporation (hereinafter referred to as the "Borrower"), NATIONSBANK, N.A.
                                             --------
(SOUTH), a national banking corporation, in its capacity as the Initial Lender under the Credit Agreement described below (the "Initial Lender"), and
                                                 --------------
NATIONSBANK, N.A. (SOUTH) in its capacity as the Agent for the Lenders pursuant to Article XIII of the Credit Agreement (the "Agent").
                                              -----

                               STATEMENT OF FACTS
                               ------------------

          Pursuant to that certain Second Amended and Restated Credit Agreement, dated as of May 8, 1996, among Borrower, the Initial Lender, and the Agent (the "Credit Agreement"), the Initial Lender has agreed to provide Borrower with
 ----------------
certain loan and letter of credit facilities on the terms and conditions set forth in the Credit Agreement (all capitalized terms used in this Modification and which are not otherwise expressly defined herein shall have the respective meanings given such terms in the Credit Agreement).

          The Initial Lender desires to assign a portion of its rights and obligations under the Credit Agreement as modified by this Modification to each of NBD Bank, a Michigan banking corporation ("NBD"), Robert Fleming & Co.
                                              ---
Limited, a private company organized under the laws of England ("Fleming"), and
                                                                 -------
SunTrust Bank, Atlanta, a Georgia banking corporation ("SunTrust"; NBD, Fleming
                                                        --------
and SunTrust being herein collectively referred to as the "Additional Lenders"),
                                                           ------------------
all pursuant to Section 14.05 of the Credit Agreement, and the parties hereto desire to make certain modifications of the terms and conditions of the Credit Agreement in anticipation of such assignments, and the parties are entering into this Modification in order to consent to such assignments and to make such modifications, all in accordance with and subject to the terms and conditions hereinafter set forth in this Modification.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth, as well as for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

                               STATEMENT OF TERMS
                               ------------------

          SECTION 1.     MODIFICATION OF CREDIT AGREEMENT.  Subject to the terms
                         --------------------------------
and conditions hereof, the parties hereby agree to modify the Credit Agreement as of the Effective Date as follows:

          (A) The Cash Management Loan Limit shall be increased from $2,000,000 to $5,000,000 and Annex I to the Credit Agreement shall be amended to such
                  -------
extent.

          (B) Section 5.01(a) of the Credit Agreement shall be deleted in its entirety and the following new Section 5.01(a) shall be substituted in lieu thereof:

               (a) For the convenience of the parties and as an integral part of the transactions contemplated hereby, and subject to and upon the terms and conditions set forth in this Agreement, the Cash Management Lender may in its discretion make, from time to time during the Revolving Loan Period and upon the Borrower's request, Cash Management Loans to the Borrower in an aggregate principal amount outstanding at any one time not to exceed the Cash Management Loan Limit as in effect at such time, notwithstanding the fact that such Cash Management Loans, once aggregated with the Cash Management Lender's Pro Rata Share of all other Loans and the Letters of Credit and Reimbursement Obligations then outstanding, may exceed the Cash Management Lender's Pro Rata Share of the Total Credit Commitments then in effect; provided, however, that notwithstanding anything in this Agreement
          --------  -------
          to the contrary, (i) the Cash Management Lender shall not make any Cash Management Loan if the aggregate outstanding principal balance of all of the Loans plus the Aggregate Stated Amount of all outstanding
                           ----
          Letters of Credit plus the aggregate outstanding principal amount of
                            ----
          all Reimbursement Obligations exceeds, or would exceed with the making of such Cash Management Loan, the Total Credit Commitments then in effect, (ii) the Lenders shall not be obligated hereunder to make any Series A Revolving Loans, Series B Revolving Loans or Term Loans if the aggregate outstanding principal balance of all of the Loans plus
                                                                          ----
          the aggregate Stated Amount of all outstanding Letters of Credit plus
                                                                           ----
          the aggregate outstanding principal amount of all of the Reimbursement Obligations exceeds, or would exceed with the making of such Loans, the Total Credit Commitments as then in effect, (iii) no Letter of Credit shall be issued under this Agreement if, after giving effect to such issuance, the sum of the aggregate Stated Amount of all Letters of Credit then outstanding plus the aggregate principal balance of all
                                     ----
          Loans and Reimbursement Obligations then outstanding will exceed the Total Credit Commitments then in effect, (iv) if at any time the aggregate outstanding principal balance of all of the Loans plus the
                                                                      ----
          aggregate outstanding Stated Amount of all outstanding Letters of Credit plus the aggregate outstanding principal amount of all of the
                 ----
          Reimbursement Obligations shall exceed the Total Credit Commitments as then in effect, Borrower shall immediately upon receipt of notice from the Agent or any Lender, or immediately upon the Borrower's otherwise acquiring notice thereof, repay such Loans or Reimbursement

          Obligations or cause the early termination of such Letters of Credit to the extent necessary to eliminate such excess or, if such payment or termination does not eliminate such excess, cause to be deposited with the Agent Cash Collateral in an amount and of the type satisfactory to the Agent and in which the Agent is granted a first-priority Lien (for the benefit of the Lenders) to secure the Obligations pursuant to documentation in form and substance satisfactory to the Agent (but such excess shall nevertheless constitute Obligations that are evidenced by the Credit Documents, guaranteed by the Guaranty Agreements, secured by the Collateral and otherwise entitled to all benefits and security of this Agreement and the other Credit Documents), and (v) in the event that Borrower elects to reduce the amount of the Total Series A Revolving Loan Commitments or the Total Series B Revolving Loan Commitments, the sum of the aggregate outstanding principal balance of all of the Loans plus the
                                                                      ----
          aggregate outstanding principal balance of the Reimbursement Obligations plus the aggregate Stated Amount of all outstanding
                      ----
          Letters of Credit shall not exceed the reduced amount of the Total Credit Commitments after giving effect to any such reduction (and, in any such case, Borrower shall immediately prepay such Loans, pay any Reimbursement Obligations, cause the early termination of any Letters of Credit or deposit Cash Collateral with the Agent to the extent necessary to eliminate any such excess). The limitations on the maximum permissible outstanding principal balance of the Loans and the Reimbursement Obligations and the maximum permissible outstanding Stated Amount of the Letters of Credit specified in clauses (i), (ii) and (iii) above and the prepayment and early termination requirements specified in clauses (iv) and (v) above shall be in addition to and shall supplement any similar provisions set forth in Sections 3.01(a), 3.03, 4.01(a), 4.03, 5.03 or 6.01 of this Agreement.

  (C) Sections 5.02(b) and (c) of the Credit Agreement shall be deleted in their entireties and the following new Sections 5.02(b) and (c) shall be substituted in lieu thereof:

               (d) Accrued interest on the Cash Management Loans shall be payable to the Cash Management Lender in arrears on the first (1st) day of each calendar month, commencing with the month following the month in which the initial Cash Management Loan is made, and continuing to be due on the first (1st) day of each month thereafter as well as on the Credit Expiration Date.

               (c) In addition to any principal reduction which may be required at any time under Section 5.01(a) or 5.03 hereof, and subject to any acceleration of maturity pursuant to Section 12.02 hereof, the aggregate outstanding principal balance of the Cash Management Loans shall be due and payable in full on the Business Day which immediately precedes the Credit Expiration Date.

(D) Section 5.03 of the Credit Agreement shall be deleted in its entirety and the following new Section 5.03 shall be substituted in lieu thereof:

               SECTION 5.03.  EXCESS CASH MANAGEMENT LOANS.  If at any time the
                              ----------------------------
          aggregate outstanding principal amount of all of the Cash Management Loans shall exceed the amount of the Cash Management Loan Limit then in effect, the Borrower shall immediately upon receipt of notice thereof from the Agent or any Lender, or immediately upon the Borrower's acquiring actual knowledge thereof, prepay the Cash Management Loans (from its own funds or, subject to the terms and conditions of the Agreement, from the proceeds of Series A Revolving Loans or Series B Revolving Loans) to the extent necessary to eliminate such excess (but such excess shall nevertheless constitute obligations that are evidenced by the Credit Documents, secured by the Collateral, guaranteed by the Guaranty Agreements and otherwise entitled to all benefits and security of this Agreement and the other Credit Documents).

(E) Section 5.04 of the Credit Agreement shall be deleted in its entirety and the following new Section 5.04 shall be substituted in lieu thereof:

               SECTION 5.04 REFINANCING OF CASH MANAGEMENT LOANS.
                            ------------------------------------
          Notwithstanding anything in this Agreement to the contrary, the Cash Management Lender may request, on the Borrower's behalf and from time to time prior to the Credit Expiration Date and regardless of whether or not the conditions specified in Section 8.02 hereof are then satisfied, that all Lenders (including, without limitation, the Cash Management Lender in its capacity as a Lender) make Revolving Credit Loans for the purpose of refinancing some or all of the principal balance of the Cash Management Loans which may be then outstanding and all of the Lenders shall make such Revolving Loans (according to each Lender's respective Pro Rata Share thereof and with such Revolving Loans to be made, first, as Series A Revolving Loans and then as Series B Revolving Loans). If a request for such Revolving Loans is made by the Cash Management Lender by 12:30 p.m. (Eastern Time) on any Business Day, each other Lender shall disburse to the Cash Management Lender its Pro Rata Share of such Revolving Loans in immediately available funds by 1:30 p.m. (Eastern Time) on the same Business Day (or, in the case of Fleming only, by 1:30 p.m. (Eastern Time) on the first (1st) Business Day thereafter in the event Fleming is a Lender hereunder), and if such payment is not in fact made available to the Cash Management Lender by any Lender by such deadline, the Cash Management Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon until so received at the Federal Fund Rate.

(F) Section 7.04(h) of the Credit Agreement shall be deleted in its entirety and the following new Section 7.04(h) shall be substituted in lieu thereof:

               (h) Solely for purposes of computing the Commitment Fees payable by the Borrower to the Agent under this Section 7.04 for any particular quarterly period, the daily average unused portion of the Series A Revolving Loan Commitments for such period shall be computed by treating any and all Cash Management Loans outstanding during such period as a usage of all of the Lenders' Series A Revolving Loan Commitments (or if such Credit Commitments are fully utilized, as a usage of all of the Lenders' Series B Revolving Loan Commitments). All Commitment Fees paid by the Borrower to the Agent hereunder shall be distributed by the Agent to the Lenders in accordance with the Lenders' respective Pro Rata Shares; provided, however, that solely
                                               --------  -------
          for purposes of calculating the Commitment Fees distributable hereunder by the Agent to any Lender for any particular quarterly period, (i) any and all Cash Management Loans outstanding during such period shall be treated solely as a usage of the Cash Management Lender's Credit Commitments (in the order provided above), and (ii) each Lender's Pro Rata Share of the Series A Revolving Loan Commitment Fees or the Series B Revolving Loan Commitment Fees payable by the Borrower to the Agent for any particular quarterly period (as the case may be) shall be an amount equal to the result obtained by multiplying such Series A Revolving Loan Commitment Fees or Series B Revolving Loan Commitment Fees (as the case may be) by a fraction, the numerator of which shall be the daily average unused portion of such Lender's Series A Revolving Commitment or Series B Revolving Loan Commitment (as the case may be) for such period as determined in accordance with clause (i) of this proviso and the denominator of which shall be the sum of the daily average unused portions of all of the Lenders' Series A Revolving Loan Commitments or Series B Revolving Loan Commitments (as the case may be) for such period as determined in accordance with clause (i) of this proviso. If the total Commitment Fees payable by the Borrower to the Agent for any particular quarterly period as determined in accordance with the first sentence of this paragraph (h) are less than the total Commitment Fees for such period which would have been payable if such Commitment Fees had been determined in accordance with clause (i) of the proviso in the second sentence of this paragraph (h), the Cash Management Lender shall pay the deficiency to the other Lenders, but the deficiency amount so payable by the Cash Management Lender to the other Lenders for any particular quarterly period shall be reduced (on a pro rata basis) by the amount of any interest which accrued on the Cash Management Loans during such quarterly period but which was not paid by the Borrower when due. In the event that any such deficiency payments by the Cash Management Lender to the other Lenders are reduced for a particular quarterly period on account of the Borrower's failure to pay any accrued interest for such period on the Cash Management Loans, and in the further event that the Cash Management Lender subsequently collects such accrued interest, the Cash Management Lender shall pay to the other Lenders (in accordance with their respective pro rata shares thereof) an amount equal to the amount by which such deficiency payment was reduced on account of such interest.

          (G) Section 11.06 of the Credit Agreement shall be amended by deleting clause (v) which appears at the end thereof and by substituting the following new clause (v) in lieu thereof:

               (v) acquire stock of any new or additional Subsidiary or acquire all or substantially all of the assets of any other Person to the extent any such acquisition (or series of related acquisitions) constitutes a Permitted Acquisition and provided that not less than five (5) days prior to the consummation of such acquisition (or series of related acquisitions) Borrower provides the Agent and each Lender with a duly completed and executed Permitted Acquisition Certificate for such acquisition (or series of related acquisitions) demonstrating that such acquisition is a Permitted Acquisition and that the Borrower will be in compliance with the financial covenants set forth in Sections 10.09(a), (b), (d) and (e) thereof on a pro forma basis after
                                                           --- -----
          giving effect of such acquisition.

          (H) The Credit Agreement shall be further modified by deleting Exhibit
                                                                         -------
H-2 as originally attached thereto and by substituting in lieu thereof the
- ---
replacement Exhibit H-2 attached to this Modification.
            -----------

          SECTION 2. ASSIGNMENTS TO ADDITIONAL LENDERS. (a) Subject to the terms
                     ---------------------------------
and conditions hereof, each of the Borrower and the Agent do hereby consent, pursuant to Section 14.05(a) of the Credit Agreement, to the assignment by the Initial Lender to the Additional Lenders as of the Effective Date of the following portions of the Initial Lender's Credit Commitments and related rights and obligations under the Credit Agreement as amended by this Modification (but such assignments shall not include the Initial Lender's rights or obligations as the Cash Management Lender):


                                                      Amount of
                            Percentage of Total      Total Credit
                             Credit Commitments      Commitments
Additional Lender             to be Assigned        to be Assigned
- -------------------         --------------------    --------------
NBD                             18%                   $18,000,000
Fleming                         10%                   $10,000,000
SunTrust                        22%                   $22,000,000

          (b) Pursuant to Section 14.05(e) of the Credit Agreement, the aforesaid assignments shall be effective upon the Agent's receipt of Assignment and Acceptance Agreements for the same executed by the Initial Lender and the Additional Lenders (collectively, the "Additional Lender Assignments") together
                                       -----------------------------
with the Initial Lender's initial Series A Revolving Loan Note and initial Series B Revolving Loan Note, and upon such receipt (i) the Agent shall give notice thereof to the Borrower, (ii) the Agent and the Borrower shall accept the Additional Lender Assignments, (iii) the Borrower shall execute and deliver to the Agent, in exchange for the surrendered initial Series A Revolving Loan Note and initial Series B Revolving Loan Note, replacement Series A Revolving Loan Notes and Series B Revolving Loan Notes payable to the order of each of the Initial Lender and the Additional Lenders in amounts equal to such Lender's respective Credit Commitments after giving effect to such assignments (collectively, the "Replacement Revolving Loan Notes") (such Replacement
                    --------------------------------
Revolving Loan Notes shall be in an aggregate stated principal amount equal to the aggregate stated principal amount of the surrendered Notes, shall be dated as of the Effective Date, and shall otherwise be in the appropriate forms attached to the Credit Agreement, and the Notes surrendered by the Initial Lender shall be returned by the Agent to the Borrower marked "canceled"), and
iv) the revised Annex I to the Credit Agreement which is attached to this
                -------
Modification (and which reflects such assignments as well as the increase in the Cash Management Loan Limit provided above) shall supersede and replace the original version of Annex 1 as attached to the Credit Agreement and shall be
                    -------
substituted by each of the Agent, the Borrower, the Initial Lender and the Additional Lenders in lieu thereof.

         (c) Upon the effectiveness of the Additional Lender Assignments, each of the Additional Lenders shall pay to the Initial Lender an amount of immediately available funds equal to the aggregate outstanding principal balance of the portion of Loans so assigned by the Initial Lender to such Additional Lender.

          SECTION 3. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Modification
                     -------------------------------------
(including without limitation the various modifications, consents and other agreements set forth herein) shall become effective, as of the Effective Date, upon the satisfaction of each and every one of the following conditions to such effectiveness:

          (a) The Agent shall have received the following documents in form and substance reasonably satisfactory to the Agent (collectively the "Supplemental
                                                                  ------------
Credit Documents"):
- ----------------

               (i) This Modification duly completed and executed by the Borrower, the Agent and the Initial Lenders;

               (ii) A replacement Cash Management Loan Note in the stated principal amount of the revised Cash Management Loan Limit provided above and duly executed on behalf of Borrower (the "Replacement Cash
                                                              ----------------
          Management Loan Note") ;
          --------------------

               (iii) The Additional Lender Assignments duly completed and executed by all parties thereto;

               (iv) The Replacement Revolving Loan Notes duly executed on behalf of the Borrower;

               (v) The written consent of each of the existing Guarantors to the execution, delivery and performance of this Modification and the other Supplemental Credit Documents, which consent shall be evidenced by each such Guarantor's signing one or more counterparts of this Modification in the appropriate space indicated below and returning the same to the Agent;

               (vi) Certificates of each of the Borrower and the existing Guarantors in substantially the forms of Exhibit 1 attached hereto (in
                                                   ---------
          the case of the Borrower), Exhibit 2 attached hereto (in the case of
                                     ---------
          each existing corporate Guarantor), and Exhibit 3 attached hereto (in
                                                  ---------
          the case of each existing partnership Guarantor), all duly executed and appropriately completed; and

               (vii) An opinion of counsel for the Borrower in the form of
          Exhibit 4 attached hereto (subject to such changes therein as may be
          ---------
          acceptable to the Agent and the Initial Lender).

          (b) Each and every representation and warranty of Borrower set forth in Section 5 below shall be true and correct in all material respects as of the date of this Modification.

          (c) There shall not exist as of the date of this Modification, and after giving effect to this Modification, any Default or Event of Default under the Credit Agreement as amended by this Modification.

          SECTION 4.     BORROWER'S REPRESENTATIONS AND WARRANTIES.  Borrower
                         -----------------------------------------
represents and warrants that (a) each of Borrower and the Guarantors has all requisite corporate power and authority to execute and deliver the Supplemental Credit Documents to which it is a party and to perform its obligations under such Supplemental Credit Documents, and the Supplemental Credit Documents to which each such Credit Party is a party have been duly authorized by all requisite corporate action on the part of such Credit Party, have been duly executed and delivered by authorized officers of such Credit Party, and constitute valid obligations of such Credit Party, legally binding upon and enforceable against such Credit Party in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity; and (b) after giving effect to this Modification, (i) no Default or Event of Default is existing under the Credit Agreement on and as of the date hereof and (ii) the representations and warranties of the Borrower set forth in Article IX of the Credit Agreement are true and correct in all material respects on and as of the date of this Modification with the same force and effect as if made on and as of each of such date (except as to the extent that any of such representations or warranties relates to a specific prior date or period).

          SECTION 5. AGENT EXPENSES. Without limiting its obligations under the
                     --------------
Credit Agreement, the Borrower agrees to pay on demand all of the Agent's respective reasonable attorneys' fees and expenses and all other reasonable out-of-pocket costs incurred by the Agent in connection with its evaluation, negotiation, documentation or consummation of the Supplemental Credit Documents and the transactions contemplated hereby or thereby.

          SECTION 6. MISCELLANEOUS. (a) Except as herein provided, the Credit
                     -------------
Agreement shall remain unchanged and in full force and effect, and each reference to the Credit Agreement in the Credit Agreement and the other Credit Documents shall be deemed to be a reference to the Credit Agreement as hereby amended and as the same may be further amended, supplemented or otherwise modified and in effect from time to time hereafter.

          (b) This Modification may be executed in a number of several counterparts, each of which shall be identical and all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Modification by signing one or more of such counterparts.

          (c) This Modification shall be governed by, and construed in accordance with, the internal laws of the State of Georgia (without giving effect to its conflicts of law rules).

          (d) This Modification shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first above written and Borrower has caused its seal to be hereunto affixed as of such date.

                                         BORROWER:

(CORPORATE SEAL)                         ROPER INDUSTRIES, INC.

ATTEST:

/s/ Shanler D. Cronk                     By: /s/ Zane E. Metcalf
- ----------------------------------          ----------------------------------
Assistant Secretary                         Vice President

                   (Signatures continued on following page)

                                         INITIAL LENDER:

                                         NATIONSBANK, N.A. (SOUTH)


                                         By: /s/R.C. Ellis
                                            ----------------------------------
                                            Senior Vice President


                                         AGENT:

                                         NATIONSBANK,N.A. (SOUTH),
                                         AS AGENT



                                         By: /s/R.C. Ellis
                                            ----------------------------------
                                            Senior Vice President